FORM 8-K

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  May 13, 1997.



                          HIGH PLAINS CORPORATION

          (Exact name of registrant as specified in its charter)


Kansas                                                     #1-8680
(State or other jurisdiction of                   (Commission File
incorporation)
Number)



200 W. Douglas                                         #48-0901658
Suite #820                                           (IRS Employer
Wichita, Kansas 67202                          Identification No.)
(Address of prinicipal
exeuctive offices)


                               (316)269-4310
                      (Registrant's telephone number)

Item  5  Other Information

Wichita, KS, March 12, 1997 -- High Plains Corporation (NASDAQ:HIPC) today announced a temporary delay in the production of its new Industrial Grade Ethanol. On March 6, 1997, High Plains was notified that testing by an independent European laboratory indicated that all required product specifications were met, with the exception of the "organoleptic" test, which is based upon the taste and smell of the product. Previous in-house and independent U.S. testing of the Industrial Grade product had indicated that it met all specifications of the supply contract, including this organoleptic test.

"We are disappointed in this delay," said Raymond G. Friend, the Company's Executive Vice President and Chief Financial Officer. "We have submitted additional samples for further testing. We have also contacted our process engineers to evaluate modifications to the process. It is encouraging that all other specifications of the product have been met, and we are hopeful that only minor changes to the process will be needed to allow us to meet this remaining specification."

"We have also been advised that recent changes in Russian import restrictions have resulted in a temporary oversupply situation in the European Industrial Grade Ethanol market. Our Industrial Grade customer has therefore agreed to extend the time for our shipment of product under the contract. In light of these market conditions, and the difficulty with the organoleptic specification, we have also contacted other prospective customers for the product. We believe that a profitable market exists for our current product regardless of any delays in delivery under our existing contract."

Mr. Friend also explained that, "Although it is unlikely that we will have any benefit of Industrial Grade sales in this quarter's financials, we have been able to easily shift the portion that would have been Industrial Grade production back to Fuel Grade Ethanol production. We are currently producing 100% Fuel Grade instead of the 83% Fuel Grade and 17% Industrial Grade combination that had been projected."

"Fuel Grade Ethanol continues to be profitable, and we have taken steps to help protect ourselves from further increases in the cost of our grain feedstock. We have pre-sold approximately 50% of our estimated ethanol production through September, 1997, and we have inventories and grain contracts sufficient to protect the margins on those gallons. Current fuel ethanol spot prices have increased slightly to $1.08 per gallon at our plant, and we are still delivering on several contracts under wintertime program prices of up to $1.40 per gallon."

Based in Wichita, Kansas, High Plains Corporation is the only publicly traded company whose sole business is Ethanol. It is one of the largest producers of Ethanol west of the Mississippi River, with 60 million gallons per year of current capacity. Clean burning Ethanol reduces pollutants in automotive gasoline and increases octane levels for better engine performance without increasing gas pump prices.




                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date   May 13, 1997                          HIGH PLAINS CORPORATION


                                             Raymond G. Friend
                                             President